Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-257594 and No. 333-238271 on Form S-8, No. 333-238267 on Form S-3, No. 333-226160 on Form S-3D and No. 333-252046 on Form S-4 of Peapack-Gladstone Financial Corporation of our report dated March 13, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/Crowe LLP

Crowe LLP

Livingston, New Jersey

March 13, 2023